UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2022

McLaren Technology Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41004	86-2419708
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 Michelson Drive, Suite 1700

Irvine, CA 92612

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (949) 989-4638

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one-half of one redeemable warrant	MLAIU	The Nasdaq Stock Market LLC

Class A common stock, par value $0.0001 per share	MLAI	The Nasdaq Stock Market LLC

Redeemable warrants, exercisable for Class A common stock at an exercise price of $11.50 per share	MLAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2022, the board of directors (the “Board”) of McLaren Technology Acquisition Corp. (the “Company”) increased the size of the Board to seven members and appointed Sheila Bangalore as an independent director and member of the first class of directors of the Company, effective as of such date.

Sheila Bangalore, 44, is an executive with global business experience spanning public and private multinational technology (B2B/C), and specialty materials businesses over nearly 20 years. Since February 2022, Ms. Bangalore has served as a Venture Partner at Springtide Ventures, a venture capital firm focused on investment in cutting-edge healthcare technology businesses. Ms. Bangalore also serves as Co-Chair of the Nominations Committee of the Board of Directors for the International Institute for Conflict Prevention and Resolution, a non-profit organization promoting the prevention and resolution of conflict, and on the Governance and Strategic Planning Committees of the Board of Directors for the United Way of Southern Nevada. Previously, from April 2020 to May 2021, Ms. Bangalore served as Chief Strategy Officer, General Counsel and Corporate Secretary of MP Materials (NYSE: MP), a regulated specialty materials company she helped take public in 2020. MP’s IPO raised $545 million in capital, with a $200 million private investment in public equity. At MP, Ms. Bangalore promoted ESG and optimization strategies while overseeing legal, compliance and corporate governance on behalf of the company. Prior to MP, she spent close to 15 years in senior legal and business roles at various companies: at Zappos.com, from March 2014 to February 2015, to grow the mobile footprint; at Aristocrat Technologies, a global gaming technology company and wholly owned subsidiary of Aristocrat Leisure Limited (ASX: ALL), from March 2015 to April 2020, to scale gaming technology businesses; and at Bally Technologies, a global gaming technology company and wholly owned subsidiary of Light and Wonder (NASDAQ: SGMS), from 2007 to 2014. Ms. Bangalore began her career practicing corporate law at Bilzin Sumberg, LLP. Across technology, Ms. Bangalore is regularly spotlighted for her professional and community impact, including by Global Gaming Business Magazine as an Emerging Leader of Gaming in 2016; by Global Gaming Women through a Pay It Forward award for her contributions towards the promotion, development and education of women in gaming technology in 2017; and by the Association of Corporate Counsel, a 45,000-member worldwide in-house counsel organization, for her work on a global DE&I mentorship program in 2018. Ms. Bangalore received her MBA in Finance from the Wharton School at the University of Pennsylvania; her Juris Doctorate from the Washington University School of Law in St. Louis; and her Bachelor of Arts in English Literature from Tufts University.

There are no family relationships between Ms. Bangalore and any director, executive officer, or person nominated or chosen by the Company to become an executive officer of the Company. There are no transactions between the Company and Ms. Bangalore that are subject to disclosure under Item 404(a) of Regulation S-K.

In connection with the appointment, the Company and Ms. Bangalore entered into a certain letter agreement and indemnification agreement, as of April 27, 2022, which are substantially similar to the letter agreement and indemnification agreements, respectively, entered into by the other directors in connection with the Company’s initial public offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2022

McLaren Technology Acquisition Corp.

By:	/s/ Rajeev Nair
	Name:	Rajeev Nair
	Title:	Chief Financial Officer

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